EX-28.a.50

DFA INVESTMENT DIMENSIONS GROUP INC.

ARTICLES OF AMENDMENT

DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

SECOND: From and after the Effective Time (as hereinafter defined), the Charter of the Corporation is hereby amended to change the name of the Series and Classes of the Corporation presently designated as: (1) the “DFA VA Global Moderate Allocation Portfolio” to “VA Global Moderate Allocation Portfolio”; (2) the “DFA VA Global Moderate Allocation Portfolio Shares - Class L10” to “VA Global Moderate Allocation Portfolio Shares - Class L10”; and (3) the “DFA VA Global Moderate Allocation Portfolio Shares - Institutional Class” to “VA Global Moderate Allocation Portfolio Shares -Institutional Class.”

THIRD: The foregoing amendment to the Charter of the Corporation, as set forth above, has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and the amendment is limited to a change that is expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH: The amendment to the Charter of the Corporation, as set forth above, does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series or Classes of the Corporation that are the subject of the amendment.

FIFTH: These Articles of Amendment shall become effective at 8:00 a.m. Eastern Time on February 28, 2020 (the “Effective Time”).

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IN WITNESS WHEREOF, DFA Investment Dimensions Group Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 26th day of February, 2020; and its Vice President acknowledges that these Articles of Amendment are the act of DFA Investment Dimensions Group Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:		DFA INVESTMENT DIMENSIONS
GROUP INC.

By:	/s/ Carolyn L. O	By:	/s/ Kenneth M. Manell
	Carolyn L. O, Secretary		Kenneth M. Manell, Vice President

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